AMN HEALTHCARE ANNOUNCES THIRD QUARTER 2025 RESULTS
Quarterly revenue of $634 million and adjusted EBITDA of $58 million;
GAAP income of $0.76/share and adjusted EPS of $0.39

DALLAS — AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its third quarter 2025 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q3 2025	% Change Q3 2024	YTD September 30, 2025	% Change YTD September 30, 2024
Revenue	$634.5	(8%)	$1,982.2	(12%)
Gross profit	$184.4	(13%)	$578.9	(17%)
Net income (loss)	$29.3	319%	($88.0)	nm
Diluted income (loss) per share	$0.76	322%	($2.29)	nm
Adjusted diluted EPS*	$0.39	(36%)	$1.14	(55%)
Adjusted EBITDA*	$57.5	(22%)	$180.0	(32%)

* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

Business Highlights
•Third quarter revenue exceeded guidance, with Nurse and Allied Solutions and Physician and Leadership Solutions revenue better than expected and Technology and Workforce Solutions in line with our guidance.
•Revenue upside and effective SG&A management resulted in a higher-than-expected adjusted EBITDA margin.
•Staffing orders rebounded in the third quarter, and winter order volume was higher than a year ago, leading us to expect strong sequential volume growth for travel nursing in Q4.
•Cash flow from operations was $23 million and proceeds from the sale of Smart Square were $65 million in the third quarter. Together, they allowed us to pay off the balance on our revolving line of credit.
•In October we refinanced our senior unsecured notes due in 2027 with new unsecured notes due in 2031 and amended our revolving line of credit to extend maturity to 2030,

reduce the facility size and improve its debt leverage covenant. These transactions increase the company's financial flexibility.

“The AMN team responded impressively to the second quarter's marketplace uncertainty, delivering third quarter revenue and earnings ahead of our guidance,” said Cary Grace, President and Chief Executive Officer of AMN Healthcare. “After slower second-quarter staffing demand, we saw demand improve through the third quarter. Winter order volume is up year over year, and our fulfillment team is performing well meeting our client needs.”

Third Quarter 2025 Results
Consolidated revenue for the quarter was $634 million, an 8% decrease from prior year and a 4% decrease from the prior quarter. Net income was $29 million (4.6% of revenue), or $0.76 per diluted share, compared with net income of $7 million (1.0% of revenue), or $0.18 per diluted share, in the third quarter of 2024. Adjusted diluted EPS in the third quarter was $0.39 compared with $0.61 in the same quarter a year ago.
Revenue for the Nurse and Allied Solutions segment was $361 million, lower by 9% year over year and down 5% from the prior quarter. Travel nurse staffing revenue was lower by 20% year over year and 6% sequentially. Allied division revenue increased 1% year over year and was 2% lower than the prior quarter. Labor disruption events contributed $12 million revenue in the quarter.

The Physician and Leadership Solutions segment reported revenue of $178 million, down 1% year over year and 2% higher sequentially. Locum tenens revenue was $146 million, up 3% year over year and 2% sequentially. Interim leadership revenue was down by 20% year over year and 2% higher sequentially. Our physician and leadership search businesses saw revenue decline by 7% year over year and was flat quarter over quarter.

Technology and Workforce Solutions segment revenue was $95 million, a decrease of 12% year over year and 7% sequentially. The sequential decrease in revenue is primarily due to the sale of our Smart Square scheduling software. Language services revenue was $75 million in the quarter, flat from the prior year and down 1% sequentially. Vendor management systems revenue was $17 million, 32% lower year over year and down 11% from the prior quarter.

Consolidated gross margin was 29.1%, 190 basis points lower year over year and down 70 basis points sequentially. Gross margin declined year over year and sequentially across all our business segments.

Consolidated SG&A expenses were $139 million, or 21.8% of revenue, compared with $150 million, or 21.8% of revenue, in the same quarter last year. SG&A was $155 million, or 23.5% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was driven primarily by lower employee expenses.

Income from operations was $48 million with an operating margin of 7.5%, compared with income of $22 million and 3.2%, respectively, in the same quarter last year. The current quarter income included a gain on the sale of Smart Square totaling $39.2 million. Adjusted EBITDA was $58 million, a year-over-year decrease of 22%. Adjusted EBITDA margin was 9.1%, 160 basis points lower than the year-ago period.

At September 30, 2025, cash and cash equivalents totaled $53 million. Cash flow from operations was $23 million for the third quarter. Capital expenditures were $8 million. The Company ended the quarter with total debt outstanding of $850 million.

Debt Refinancing Transactions
On October 6, 2025, the Company completed the issuance of $400 million aggregate principal amount of 6.500% senior notes due 2031, which mature on January 15, 2031. The same day, the Company amended its senior revolving credit facility to reduce its capacity to $450 million and extend its maturity to October 6, 2030.

With the proceeds from the new 2031 notes, together with borrowings under the credit facility and cash generated from operations, the Company redeemed the entire outstanding $500 million aggregate principal amount of its 2027 senior notes on October 22, 2025.

Fourth Quarter 2025 Outlook

Metric	Guidance*
Consolidated revenue	$715 - $730 million
Gross margin	25.5% - 26.0%
SG&A as percentage of revenue	20.0% - 20.5%
Operating margin	0.2% - 0.8%
Adjusted EBITDA margin	6.8% - 7.3%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Revenue in the fourth quarter of 2025 is expected to be 1-3% lower than the prior year and up 13-15% sequentially. Nurse and Allied Solutions segment revenue is expected to be up 1-3% year over year. Physician and Leadership Solutions segment revenue is expected to be down 2-4% year over year. Technology and Workforce Solutions segment revenue is projected to be down 14-16% year over year. Labor disruption revenue assumed in guidance is approximately $100 million, compared with $62 million in the prior-year quarter, with approximately $5 million of incremental SG&A expenses associated with supporting labor disruption events. Gross margin in the fourth quarter is lower by approximately 100 basis points due to a lower margin on labor disruption revenue.

Fourth quarter estimates for certain other financial items include depreciation of $17 million, depreciation in cost of revenue of $2.5 million, non-cash amortization expense of $19 million, share-based compensation expense of $6.5 million, integration and other expenses of $3 million, interest expense of $11.5 million, adjusted tax rate of 28%, and 38.9 million diluted average shares outstanding.

Conference Call on November 6, 2025
AMN Healthcare Services, Inc. (NYSE: AMN) will host a conference call to discuss its third quarter 2025 financial results and fourth quarter 2025 outlook on Thursday, November 6, 2025 at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through AMN Healthcare’s website at http://ir.amnhealthcare.com. Interested parties may participate live via telephone by registering at this link. Registrants will receive confirmation and dial-in details. Following the conclusion of the call, a replay of the webcast will be available at the Company’s investor relations website.
About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare, bringing together the people, processes and technology to deliver better care. Through a steadfast partnership approach, we solve the most pressing workforce challenges to enable better clinical outcomes and access to care. In 2024, our healthcare professionals reached nearly 15 million patients at more than 2,100 healthcare systems, including 87 percent of the top healthcare systems nationwide. We provide a comprehensive network of quality healthcare professionals and deliver a fully integrated and customizable suite of workforce technologies. For more information, visit www.amnhealthcare.com.

The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication (“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful to both management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance. A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning future demand and supply for healthcare, contingent staffing and other services, client preferences, our ability to serve all market channels, our ability to hold market share or increase revenue, whether we will continue to invest in artificial intelligence and technology-enabled services and whether our current or future investments in artificial intelligence will position us to gain market share, our ability to diversify our revenue, the impact of the federal healthcare policy environment on our clients, fourth quarter 2025 financial projections for consolidated and segment revenue, consolidated gross margin, operating margin, SG&A as a percent of revenue, adjusted EBITDA margin, labor disruption revenue, depreciation expense, depreciation in cost of revenue, share-based compensation expense, integration and other expenses, interest expense, gain from the sale of Smart Square, adjusted tax rate, and number of diluted shares outstanding. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements. Forward-looking statements are also identified by words such as “believe,” "project," “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,”

variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.

The targets and expectations noted in this release depend upon, among other factors, (i) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, internal travel agencies and float pools, telemedicine or otherwise and successfully hire and retain permanent staff, (ii) the duration and extent to which hospitals and other healthcare entities adjust their utilization of temporary nurses and allied healthcare professionals, physicians, healthcare leaders and other healthcare professionals and workforce technology applications as a result of the labor market or economic conditions, (iii) the magnitude and duration of the effects of the post-COVID-19 pandemic environment or any future pandemic or health crisis on demand and supply trends, our business, its financial condition and our results of operations, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs, (vi) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs and requirements, including implementing changes that will make our services more tech-enabled and integrated, (vii) our ability to manage the pricing impact that the labor market or consolidation of healthcare delivery organizations may have on our business, (viii) the effects of economic downturns, inflation or slow recoveries, which could result in less demand for our services, increased client initiatives designed to contain costs, including reevaluating their approach as it pertains to contingent labor and managed services programs, other solutions and providers, pricing pressures and negatively impact payments terms and collectability of accounts receivable, (ix) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (x) our ability and the expense to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) our ability to consummate and effectively incorporate acquisitions into our business, (xii) the negative effects that intermediary organizations may have on our ability to secure new and profitable contracts, (xiii) the extent to which the Great Resignation or a future spike in the COVID-19 pandemic or other pandemic or health crisis may disrupt our operations due to the unavailability of our employees or healthcare professionals due to burnout, illness, risk of illness, quarantines, travel restrictions, mandatory vaccination requirements, or other factors that limit our existing or potential workforce and pool of candidates, (xiv) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems, which could adversely affect our business operations and reputation and could subject us to substantial liabilities and (xv) the severity and duration of the impact the labor market, economic downturn or any future pandemic or health crisis has on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered.

For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to our most recent Annual Report on Form 10-K for the year ended December 31, 2024. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Vice President, Investor Relations & Strategy
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Revenue	$634,496	$687,509	$658,175	$1,982,204	$2,249,072
Cost of revenue	450,084	474,454	461,776	1,403,273	1,548,684
Gross profit	184,412	213,055	196,399	578,931	700,388
Gross margin	29.1%	31.0%	29.8%	29.2%	31.1%
Operating expenses:
Selling, general and administrative (SG&A)	138,594	149,681	154,584	440,909	473,567
SG&A as a % of revenue	21.8%	21.8%	23.5%	22.2%	21.1%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	37,380	41,122	37,753	113,015	126,942
Gain on sale of disposal group	(39,180)	—	—	(39,180)	—
Goodwill impairment loss	—	—	109,515	109,515	—
Long-lived assets impairment loss	—	—	18,262	18,262	—
Total operating expenses	136,794	190,803	320,114	642,521	600,509
Income (loss) from operations	47,618	22,252	(123,715)	(63,590)	99,879
Operating margin (1)	7.5%	3.2%	(18.8)%	(3.2)%	4.4%

Interest expense, net, and other	9,627	14,444	11,360	33,311	46,787

Income (loss) before income taxes	37,991	7,808	(135,075)	(96,901)	53,092

Income tax expense (benefit)	8,703	819	(18,873)	(8,895)	12,538
Net income (loss)	$29,288	$6,989	$(116,202)	$(88,006)	$40,554
Net income (loss) as a % of revenue	4.6%	1.0%	(17.7)%	(4.4)%	1.8%

Other comprehensive income:
Unrealized gains on available-for-sale securities, net, and other	80	101	145	286	367
Other comprehensive income	80	101	145	286	367

Comprehensive income (loss)	$29,368	$7,090	$(116,057)	$(87,720)	$40,921

Net income (loss) per common share:
Basic	$0.76	$0.18	$(3.02)	$(2.29)	$1.06
Diluted	$0.76	$0.18	$(3.02)	$(2.29)	$1.06
Weighted average common shares outstanding:
Basic	38,619	38,200	38,414	38,449	38,163
Diluted	38,693	38,287	38,414	38,449	38,247

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	September 30, 2025	December 31, 2024	September 30, 2024
Assets
Current assets:
Cash and cash equivalents	$52,636	$10,649	$30,550
Accounts receivable, net	391,100	437,817	451,062
Accounts receivable, subcontractor	51,610	70,481	68,566
Prepaid and other current assets	74,977	75,968	62,088
Total current assets	570,323	594,915	612,266
Restricted cash, cash equivalents and investments	44,362	71,840	72,167
Fixed assets, net	146,979	186,270	196,902
Other assets	276,764	258,053	267,266
Deferred income taxes, net	42,637	25,829	—
Goodwill	755,809	897,456	1,116,815
Intangible assets, net	302,077	381,364	402,400
Total assets	$2,138,951	$2,415,727	$2,667,816

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$171,135	$184,311	$213,206
Accrued compensation and benefits	293,182	287,544	281,683
Other current liabilities	77,845	73,930	23,657
Total current liabilities	542,162	545,785	518,546
Revolving credit facility	—	210,000	285,000
Notes payable, net	846,759	845,872	845,576
Deferred income taxes, net	—	—	17,270
Other long-term liabilities	105,621	107,450	110,759
Total liabilities	1,494,542	1,709,107	1,777,151

Commitments and contingencies

Stockholders’ equity:	644,409	706,620	890,665

Total liabilities and stockholders’ equity	$2,138,951	$2,415,727	$2,667,816

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024

Net cash provided by operating activities	$22,666	$66,703	$78,548	$193,885	$247,604
Net cash provided by (used in) investing activities	58,992	(22,004)	(20,591)	12,355	(65,735)
Net cash used in financing activities	(71,214)	(60,469)	(80,226)	(212,651)	(179,550)
Net increase (decrease) in cash, cash equivalents and restricted cash	10,444	(15,770)	(22,269)	(6,411)	2,319
Cash, cash equivalents and restricted cash at beginning of period	72,450	126,362	94,719	89,305	108,273
Cash, cash equivalents and restricted cash at end of period	$82,894	$110,592	$72,450	$82,894	$110,592

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Reconciliation of Non-GAAP Items:

Net income (loss)	$29,288	$6,989	$(116,202)	$(88,006)	$40,554
Income tax expense (benefit)	8,703	819	(18,873)	(8,895)	12,538
Income (loss) before income taxes	37,991	7,808	(135,075)	(96,901)	53,092
Interest expense, net, and other	9,627	14,444	11,360	33,311	46,787
Income (loss) from operations	47,618	22,252	(123,715)	(63,590)	99,879
Depreciation and amortization	37,380	41,122	37,753	113,015	126,942
Depreciation (included in cost of revenue) (2)	2,248	1,928	2,132	6,355	5,363
Gain on sale of disposal group	(39,180)	—	—	(39,180)	—
Goodwill impairment loss	—	—	109,515	109,515	—
Long-lived assets impairment loss	—	—	18,262	18,262	—
Share-based compensation	6,713	5,555	8,827	24,921	19,651
Acquisition, integration, and other costs (3)	2,727	3,017	5,515	10,697	13,792
Adjusted EBITDA (4)	$57,506	$73,874	$58,289	$179,995	$265,627

Adjusted EBITDA margin (5)	9.1%	10.7%	8.9%	9.1%	11.8%

Net income (loss)	$29,288	$6,989	$(116,202)	$(88,006)	$40,554
Adjustments:
Amortization of intangible assets	20,441	22,104	19,608	59,476	71,734
Acquisition, integration, and other costs (3)	2,727	3,017	5,515	10,697	13,792
Gain on sale of disposal group	(39,180)	—	—	(39,180)	—
Goodwill impairment loss	—	—	109,515	109,515	—
Long-lived assets impairment loss	—	—	18,262	18,262	—
Tax effect on above adjustments	4,163	(6,532)	(26,011)	(27,537)	(22,237)
Tax effect of COLI fair value changes (6)	(2,848)	(2,530)	(2,779)	(4,924)	(6,174)
State tax audit reserve (7)	—	—	2,889	2,889	—
Tax deficiencies (benefits) related to equity awards and ESPP (8)	463	206	764	2,750	145
Adjusted net income (9)	$15,054	$23,254	$11,561	$43,942	$97,814

GAAP diluted net income (loss) per share (EPS)	$0.76	$0.18	$(3.02)	$(2.29)	$1.06
Adjustments	(0.37)	0.43	3.32	3.43	1.50
Adjusted diluted EPS (10) (11)	$0.39	$0.61	$0.30	$1.14	$2.56

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Nine Months Ended
	September 30,		June 30,	September 30,
	2025	2024	2025	2025	2024
Revenue
Nurse and allied solutions	$361,476	$399,368	$381,871	$1,156,608	$1,361,064
Physician and leadership solutions	178,214	180,605	174,531	526,810	555,467
Technology and workforce solutions	94,806	107,536	101,773	298,786	332,541
	$634,496	$687,509	$658,175	$1,982,204	$2,249,072

Segment operating income (12)
Nurse and allied solutions	$28,761	$35,110	$28,483	$89,482	$134,659
Physician and leadership solutions	15,730	18,134	13,486	43,678	62,017
Technology and workforce solutions	30,889	41,948	35,209	101,348	133,477
	75,380	95,192	77,178	234,508	330,153
Unallocated corporate overhead (13)	17,874	21,318	18,889	54,513	64,526
Adjusted EBITDA (4)	$57,506	$73,874	$58,289	$179,995	$265,627

Gross Margin
Nurse and allied solutions	24.1%	25.0%	23.9%	23.5%	24.7%
Physician and leadership solutions	27.2%	28.3%	28.2%	27.6%	30.1%
Technology and workforce solutions	51.5%	57.9%	55.1%	54.1%	59.4%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (14)	8,203	9,176	8,700	8,658	10,334

Physician and leadership solutions
Days filled (15)	52,723	55,315	51,325	155,390	168,404
Revenue per day filled (16)	$2,764	$2,562	$2,777	$2,761	$2,552

	As of September 30,		As of December 31,
	2025	2024	2024
Leverage ratio (17)	3.3	2.8	3.0

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosure
Reconciliation of Guidance Operating Margin to Guidance
Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	December 31, 2025
	Low(18)	High(18)

Operating margin	0.2%	0.8%
Depreciation and amortization (total)	5.3%	5.2%
EBITDA margin	5.5%	6.0%
Share-based compensation	0.9%	0.9%
Integration and other costs	0.4%	0.4%
Adjusted EBITDA margin	6.8%	7.3%

(1)Operating margin represents income (loss) from operations divided by revenue.
(2)A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(3)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and nine months ended September 30, 2025, acquisition and integration costs were approximately $0.8 million and $1.8 million, respectively, expenses related to the closures of certain office leases were approximately $0.1 million and $0.5 million, respectively, certain legal expenses were approximately $0.1 million and $4.4 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $1.6 million and $2.3 million, respectively, and other nonrecurring expenses were approximately $0.1 million and $1.7 million, respectively. For the three and nine months ended September 30, 2024, acquisition and integration costs were approximately $0.3 million and $1.8 million, respectively, expenses related to the closures of certain office leases were approximately $0.7 million and $1.8 million, respectively, certain legal expenses of approximately ($2.3) million and $1.0 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $3.3 million and $6.3 million, respectively, and other nonrecurring expenses were approximately $1.0 million and $5.3 million, respectively. Additionally, the aforementioned costs for the nine months ended September 30, 2024 were partially offset by an immaterial out-of-period adjustment of $2.4 million related to acquisition-related costs incurred in connection with the acquisition of MSDR.
(4)Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), gain on sale of disposal group, goodwill impairment loss, long-lived assets impairment loss, share-based compensation, acquisition, integration, and other costs, restructuring expenses, and certain legal expenses. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(5)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(6)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance (“COLI”). Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(7)The Company recorded a reserve related to a state tax audit during the three months ended June 30, 2025. Since this reserve is largely unrelated to our income (loss) before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date equity awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies related to equity awards and ESPP are largely unrelated to our income (loss) before income taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculation of adjusted net income and adjusted diluted EPS.
(9)Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) gain on sale of disposal group, (D) goodwill impairment loss, (E) long-lived assets impairment loss, (F) certain legal expenses, (G) changes in fair value of equity investments and instruments, (H) deferred financing related costs, (I) tax effect, if any, of the foregoing adjustments, (J) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its COLI, (K) state tax audit reserve, and (L) tax benefits and tax deficiencies related to equity awards vested and ESPP. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(10)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the statement of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(11)As GAAP net loss is reported for the three months ended June 30, 2025 and nine months ended September 30, 2025, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for those periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three months ended June 30, 2025 and nine months ended September 30, 2025, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,571 and 38,542, respectively, were used to calculate adjusted diluted EPS.
(12)Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, share-based compensation, goodwill impairment loss, long-lived assets impairment loss, and gain on sale of disposal group.
(13)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(14)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented. The average travelers on assignment for the three and nine months ended September 30, 2024 was understated in the Company’s third quarter 2024 press release (exhibit 99.1 of the Company’s Current Report on Form 8-K filed on November 7, 2024) due to an administrative error. The correct average travelers on assignment is 9,176, not 9,151 as previously reported for the three months ended September 30, 2024 and 10,334, not 10,326 as previously reported for the nine months ended September 30, 2024.
(15)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(16)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(17)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(18)Guidance percentage metrics are approximate.